Exhibit 6.15

DIRECTOR AGREEMENT

THIS DIRECTOR AGREEMENT (the “Agreement”) dated as of September 20, 2024 (the “Effective Date”) is made and entered into by and between Alternative Ballistics Corporation, a Nevada corporation (the “Company”) and [NAME OF DIRECTOR] (the “Director”) (Company and Director may be referred to individually as a “Party” and collectively as the “Parties” in this Agreement).

WHEREAS, it is essential to the Company to retain and attract as directors the most capable persons available to serve on the board of directors of the Company (the “Board”); and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to its Board,

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Service as Director. Director will serve as a director of the Company and perform all duties as a director of the Company, including without limitation (a) attending meetings of the Board, (b) serving on one or more committees of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member, and (c) using reasonable efforts to promote the business of the Company. In fulfilling his responsibilities as a director of the Company, Director agrees that he shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

2. Compensation and Expenses.

(a) Board Compensation. For the services provided to the Company as a director, the Director will be entitled to (i) cash compensation of $5,000 per quarter and (ii) options to purchase 20,000 shares of common stock, which shall vest in four equal installments of 5,000 shares per calendar quarter, paid in arrears, with the first installment vesting on December 31, 2024. The options shall have a term of ten years and have an exercise price of $2.00, pursuant to the Company’s 2021 Omnibus Equity Compensation Plan. The compensation may be modified by the Board from time to time.

(b) Expenses. Upon submission of appropriate receipts, invoices or vouchers as may be reasonably required by the Company, the Company will reimburse Director for all reasonable out-of-pocket expenses incurred in connection with the performance of Director’s duties under this Agreement.

(c) Other Benefits. The Board (or its designated Committee) may from time to time authorize additional compensation and benefits for Director, including additional compensation for service as chairman of a Committee and awards under any stock incentive, stock option, stock compensation or long-term incentive plan of the Company that may be established.

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3. Director and Officer Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

4. Confidential Information and Materials.

(a) Definition of Confidential Information. “Confidential Information” shall consist of any and all information and materials relating to, belonging to, used by, or in possession of the Company that are not generally known to the public. Confidential Information shall include without limitation information and materials relating to business and activities of the Company, financial statements, marketing plans, contracts, costs and pricing. Notwithstanding the foregoing, Confidential Information shall not include information which:

(i) can be demonstrated by the Director to have been in the public domain prior to the date of disclosure;

(ii) is known to the Director at the time of disclosure;

(iii) becomes part of the public domain by publication or otherwise, not due to any unauthorized act or omission by the Director;

(iv) is given to the Director as a matter of right by a third party which is under no obligation to hold such information confidential; or

(v) is independently developed by the Director.

(b) Ownership. The Company and the Director acknowledge and agree that all of the Confidential Information of the Company which is made available to the Director in their capacity as a director or officer of the Company is and shall continue to be the exclusive proprietary property of the Company.

(c) Nondisclosure. The Director agrees not to disclose to any third party any of the Confidential Information of the Company now or hereafter received, or obtained by Director, without the prior written consent of the Company. The Director agrees to be responsible for any breach of this Agreement by Director’s employees, accountants, attorneys, and other confidential advisors (collectively “Director Third Parties”), and the Director represents that their Director Third Parties will be advised of the confidential nature of such information and shall agree to be bound by this Agreement.

(d) Nonuse. The Director and their Director Third Parties shall not use any of the Confidential Information now or hereafter received or obtained from the Company in furtherance of the Director’s business or the business of third parties, whether or not in competition with the Company, or for any other purpose whatsoever. The Director agrees that at the end of their tenure as a director or officer of the Company, or upon the request of the Company, he or she shall return such Confidential Information and any copies thereof as directed by the Company.

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(e) Remedies. The Director acknowledges that all Confidential Information is considered to be proprietary and of competitive value, and in many instances trade secrets. The Director agrees that because of the unique nature of the Confidential Information any breach of this Agreement would cause the Company harm, and damage the Company’s relationship of trust and confidence with the Director. Accordingly, the Company shall be entitled, without prior notice, to immediately terminate the relationship between the Director and the Company in the event of a breach of this Agreement. Such relief shall be in addition to, and not in lieu of, all other remedies available at law or in equity to the Company.

(f) Compelled Disclosure. If the Director or any of their Director Third Parties is legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, or similar process) to disclose any of the Confidential Information, the Director shall immediately notify the Company in writing of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions hereof. The Director will use their best efforts to obtain or assist the Company in obtaining any such protective order. Failing the entry of a protective order or the receipt of a written waiver hereunder, the Director may disclose, without liability hereunder, that portion (and only that portion) of the Confidential Information that the Director has been advised by written opinion of counsel (reasonably acceptable to the Company) that it is legally compelled to disclose; provided that the Director agrees to use its best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information by the person or persons to whom it was disclosed.

(g) No Representation of Accuracy. The Director understands and acknowledges that the Company is not making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. This Agreement does not require either Party to disclose any Confidential Information. All such information will be disclosed on an “as is” basis. Neither Party will be liable for damages arising out of the use of Confidential Information provided in accordance with this Agreement and both Parties understand and agree that the use of such information is at their own risk.

(h) Indemnification; Expenses. Director agrees that he/she will reimburse and indemnify the other Party for any and all losses, liabilities, obligations, damages, penalties, judgments, suits, costs, expenses, or disbursements of any kind (including, without limitation, attorneys’ fees and expenses) arising out of, or incurred, as the result of that Party’s material violation, breach, or non-performance of any of the terms and conditions of this Section.

5. Limitation of Liability; Right to Indemnification. Director shall be entitled to limitations of liability and the right to indemnification against expenses and damages in connection with claims against Director relating to his service to the Company to the fullest extent permitted by the Company’s Certificate of Incorporation and Bylaws (as such documents may be amended from time to time), the Nevada Revised Statutes, as amended, and other applicable law.

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6. Notice. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by electronic mail (with receipt confirmed) to the addresses of the Parties as follows:

i.	To:	“Company”

Alternative Ballistics Corporation
5940 South Rainbow Blvd.
Las Vegas, NV 89118
Attn: Steve Luna
Email: steve@alternativeballistics.com

ii.	To:	“Director”

[NAME]
[ADDRESS]
[EMAIL]

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this section, such notice shall be conclusively deemed given upon receipt and delivery or refusal. If notice is given by electronic mail transmission in accordance with the provisions of this section, such notice shall be conclusively deemed given at the time of delivery if between the hours of 9:00 a.m. and 5:00 p.m. Pacific time on a business day (“business hours”) and if not during business hours, at 9:00 a.m. on the next business day following delivery, provided a delivery confirmation is obtained by the sender.

7. Amendments and Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both Parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

8. Binding Effect. This Agreement will be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

9. Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

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10. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws. Any action to arising from this Agreement shall be brought solely in the state and Federal courts located in the state of California in the County of Orange.

11. Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

12. Miscellaneous. This Agreement may be executed by the Company and Director in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Any Party may execute this Agreement by facsimile signature and the other Party will be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such Party. Director acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue his service as a director for any period of time.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

COMPANY:	DIRECTOR:

Alternative Ballistics Corporation,
a Nevada corporation

By: Steve Luna	By: [NAME OF DIRECTOR]
Its: President and Chief Executive Officer

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